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                                                                    EXHIBIT 99.1

ENCOMPASS ANNOUNCES PROPOSED DEBT OFFERING

HOUSTON, JUNE 5, 2001 - Encompass Services Corporation (NYSE: ESR) announced today that it plans to sell $100 million aggregate principal amount of Senior Subordinated Notes due 2009. Net proceeds from the sale of the Notes will be used to repay debt borrowed under the company's revolving credit facility, providing Encompass with additional financial flexibility to execute its strategic initiatives.

"We believe the sale of these Notes will result in a more optimum long-term capital structure for Encompass," said Joseph M. Ivey, president and chief executive officer. "We will have met a couple of our financial objectives in converting more of our debt to a fixed rate and in lengthening the average term of that debt."

The sale of the Notes will be made in a private offering to certain qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of Encompass Services Corporation.

ABOUT ENCOMPASS SERVICES CORPORATION

Encompass Services Corporation is one of the nation's largest providers of facilities systems and services. With 2000 revenues of $4.3 billion, Encompass provides a portfolio of electrical technologies, mechanical services and cleaning systems to commercial, industrial and residential customers nationwide. Additional information and press releases about Encompass are available on the company's Web site at www.encompserv.com.
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Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially from these set forth in the statements. The company can give no assurance that such expectations will prove to be correct. Factors that could cause the company's results to differ materially from current expectations include: the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the company's services and its interest expense; working capital requirements; general economic conditions; as well as other factors listed in the company's Form 10-K for the year ended December 31, 2000, as well as its most recent Form 10-Q.

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